Exhibit 11



                           KIRKPATRICK & LOCKHART LLP

                         1800 MASSACHUSETTS AVENUE, N.W.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100

                                January 26, 1999


INVESCO Bond Funds, Inc.
7800 E. Union Avenue
Denver, Colorado   80237

Ladies and Gentlemen:

      You have requested our opinion as to certain matters regarding the issuance by INVESCO Bond Funds, Inc. ("Company"), a corporation organized under the laws of the State of Maryland, of shares of common stock (the "Shares") of INVESCO U.S.Government Securities Fund ("Government Securities Fund"), a series of the Company, pursuant to an Agreement and Plan of Reorganization and Termination ("Plan") between the Company, on behalf of Government Securities Fund, and INVESCO Value Trust, on behalf of its series, INVESCO Intermediate Government Bond Fund ("Intermediate Bond Fund"). Under the Plan, Government Securities Fund would acquire the assets of Intermediate Bond Fund in exchange for the Shares and the assumption by Government Securities Fund of Intermediate Bond Fund's liabilities. In connection with the Plan, the Company is about to file a Registration Statement on Form N-14 (the "N-14") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

      We have examined originals or copies believed by us to be genuine of the Company's Articles of Incorporation and By-Laws, minutes of meetings of the Company's board of directors, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange Commission and to the reference to our firm under the caption "Miscellaneous -- Legal Matters" in the Prospectus/Proxy Statement filed as part of the Form N-14.


                                Sincerely yours,

                                /s/ KIRKPATRICK & LOCKHART LLP

                                KIRKPATRICK & LOCKHART LLP